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                                                               Exhibit 10.14(a)


                                  CONFIDENTIAL


                                                          CONFIDENTIAL TREATMENT
                                                  REQUESTED PURSUANT TO RULE 406

        CERTAIN PORTIONS OF THIS EXHIBIT HAVE BEEN OMITTED PURSUANT TO A REQUEST FOR CONFIDENTIAL TREATMENT UNDER RULE 406 OF THE SECURITIES ACT
       OF 1933. THE OMITTED MATERIALS HAVE BEEN FILED SEPARATELY WITH THE
                       SECURITIES AND EXCHANGE COMMISSION.


                          AMENDMENT NUMBER 1 TO AMENDED
                    AND RESTATED LETTER AGREEMENT GCT-026/98
                    ----------------------------------------

This Amendment Number 1 to Amended and Restated Letter Agreement GCT-026/98, dated as of June 7, 2002 ("Amendment No. 1") relates to the Amended and Restated Letter Agreement GCT-026/98 (the "Letter Agreement") between Embraer - Empresa Brasileira de Aeronautica S.A. ("Embraer") and Republic Airways Holdings, Inc. ("Buyer") dated April 19, 2002, which concerns the Amended and Restated Purchase Agreement GCT-025/98 (the "Purchase Agreement"), as amended from time to time (collectively referred to herein as the "Agreement"). This Amendment No. 1 is between Embraer and Buyer, collectively referred to herein as the "Parties".

This Amendment No. 1 sets forth further agreements between Embraer and Buyer relative to the incorporation of 22 firm aircraft and 30 option aircraft to the Purchase Agreement with certain specifics and exclusives conditions, as provided in Amendment No. 1 to the Purchase Agreement, dated as of the date hereof.

This Amendment No. 1 constitutes an amendment and modification of the Letter Agreement. All terms defined in the Agreement and not defined herein shall have the meaning given in the Agreement when used herein, and in case of any conflict between this Amendment No. 1 and the Agreement, the terms of this Amendment No. 1 shall control.

WHEREAS, in connection with the Parties' agreements as described above, the Parties have agreed to modify the Letter Agreement as provided below;

NOW, THEREFORE, for good and valuable consideration, receipt of which is hereby acknowledged, Embraer and Buyer do hereby agree as follows:

1. LETTER AGREEMENT APPLIES TO DELTA AIRCRAFT: The terms of the Letter Agreement shall apply to the Delta Aircraft except as otherwise provided in this Amendment No. 1 to the Letter Agreement.

2. [*]

3. SPARE PARTS CREDIT: Article 2 of the Letter Agreement is hereby deleted and replaced with the following:

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         "Embraer will provide Buyer a spare parts (except engines, engine related parts and APU) and ground support equipment credit of [*] This spare parts credit shall be made available to Buyer upon [*]If for any reason the Purchase Agreement is partially terminated in relation to any Aircraft, then Buyer shall pay [*] [*]per each applicable terminated EMB-145 Aircraft and/or [*]per each EMB-140 Aircraft and/or [*]per each EMB-135 Aircraft for which such Spare Parts Credit for any reason has already been provided to Buyer. Each Spare Part Credit shall only be made available to Buyer in the event there is [*] If any such credit is not so made available to Buyer because [*], such credit shall be made available [*]. Any portion of such credit which remains unused [*] shall be deemed to have been waived by Buyer, and no further compensation shall be due [*] for such Spare Parts Credit. Such Spare Parts Credit shall be applied against [*]

4. FINANCING: Article 4 of the Letter Agreement shall not apply to the Delta Aircraft. Embraer shall provide financing assistance for the Delta Aircraft pursuant to the Finance Term Sheet attached hereto as Schedule "7" to the Letter Agreement.

5. AIRCRAFT ESCALATION PRICE: Article 5 of the Letter Agreement shall not apply to the Delta Aircraft. The following escalation limits shall apply to the Delta
Aircraft:

         A. The Delta Aircraft Basic Prices are subject to Embraer's standard escalation formula [*].

         B. The result of the Escalation Formula application to each Delta Aircraft delivery is [*] The Delta Aircraft Purchase Price shall be the result of the [*] times [*]of the Escalation Factor [*]. However, in the event that [*]shall be fully [*].

         C. The conditions described in this Article 10 shall only be applicable in the event the [*]In the event the [*]the Delta Aircraft Purchase Price will be equal to the Delta Aircraft Basic Price[*]

In the event any Delta Aircraft shall be delivered after December 2007, the Parties agree to, in addition to the Escalation Formula, enter into good faith negotiations for the revision of the Aircraft Basic Prices for the Delta Aircraft not yet delivered. Should the Parties not succeed in the negotiation for revision of the relevant Basic Prices, then Embraer may terminate the Purchase Agreement in regard to the Delta Aircraft not yet delivered. [*]

6. ADDITIONAL AIRCRAFT GUARANTEES: Article 7 of the Letter Agreement shall be deleted and replaced with the following text:

         "Embraer shall provide a direct maintenance cost guarantee and scheduled dispatch reliability guarantee in accordance with the terms and conditions specified in Schedules "4" and "5", respectively. These guarantees shall apply to the forty-nine (49) EMB-145LR and EMB-135KL aircraft previously delivered under the Original Purchase Agreement and to the four (4) additional EMB-135KL aircraft currently scheduled for delivery to Chautauqua by Solitair Corp.

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         under the Original Purchase Agreement (effective at the time such
         Aircraft are initially delivered to Chautauqua as buyer or lessee), and to the twenty two (22) EMB-135 Delta Aircraft."

7. CONVERSION: Article 8 of the Letter Agreement shall not apply to the Delta Aircraft. However, Buyer may, at Buyer's option, elect to convert each of the Delta Option EMB-145 Aircraft to Delta Option EMB-135 Aircraft, provided that Buyer informs Embraer by means of a written notice no later than the date which Buyer confirms the exercise of its option to purchase such Option Aircraft, according to Article 24 of the Purchase Agreement, of its intention to exercise such conversion right. Upon conversion of an Aircraft pursuant to this Article 5, all relevant provisions of the Purchase Agreement and Letter Agreement shall apply MUTATIS MUTANDI.

8. PROGRESS PAYMENTS: Article 9 of the Letter Agreement shall apply for all Aircraft, except that Buyers obligations thereunder shall be limited as follows:

         Notwithstanding anything to the contrary in the Purchase Agreement, Buyers obligations to make progress payment and deposits shall be limited as provided in this Section 8.

         Within [*] after execution of this Amendment No. 1 to Letter Agreement, Buyer shall make (by wire transfer) progress payments in an amount of [*]for each Aircraft with a Contractual Delivery Date on or before [*], and [*]for each Aircraft with a Contractual Delivery Date between [*]and [*]After making such payments, Buyer shall not be obligated to make any deposits or further progress payments until the earlier of (x) [*]after the date Buyer issues shares pursuant to its initial public offering and (y) [*](such earlier date, the "Catch Up Date").

         On the Catch Up Date, Buyer shall make all additional progress payments and all deposits that would otherwise have been due per Article 9 of the Letter Agreement and the provisions of the Purchase Agreement. In order to compensate Embraer for the delay in progress payments and deposits, Interest shall accrue at a rate of [*] on the amount of each progress payment and deposit that has been delayed for the duration of such delay. Interest payments shall be made in accordance with the provisions of Article 9.3 of the Letter Agreement, except that they shall be paid on the Catch Up Date instead of the date of delivery of an Aircraft.

9. OTHER AGREEMENTS: Article 10 of the Letter Agreement is hereby deleted and replaced with the following:

         "Any breach, default or failure to perform by Chautauqua or Buyer under any other agreement between one or both of them and Embraer shall be a breach of the Purchase Agreement. Any breach, default or failure to perform by Buyer under the Purchase Agreement shall be a breach and event of default by Buyer and Chautauqua under all other agreements between one or both of them and Embraer.

10. CONSIGNMENT: Article 11 of the Letter Agreement is hereby deleted.

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                                  CONFIDENTIAL


11. MISCELLANEOUS: All other provisions of the Agreement which have not been specifically amended or modified by this Amendment No. 1 shall remain valid in full force and effect without any change.


























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                                  CONFIDENTIAL


IN WITNESS WHEREOF, Embraer and Buyer, by their duly authorized officers, have entered into and executed this Amendment No. 1 to be effective as of the date first written above.

EMBRAER - Empresa  Brasileira de          Republic Airways Holdings, Inc.
Aeronautica S.A.


By                                        By
     ---------------------------                --------------------------------
Name:                                     Name:
Title:                                    Title:



By                                        Date:
     ---------------------------
Name:                                     Place:
Title:

Date:
Place:


Witness:                                  Witness:
        ---------------------------               ------------------------------

Name:                                     Name:
     ---------------------------                --------------------------------



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                                  CONFIDENTIAL


                                  SCHEDULE "7"
                              FINANCING TERM SHEET


Pursuant to negotiations between Embraer - Empresa Brasileira de Aeronautica S.A. ("Embraer"), Republic Airways Holdings, Inc. ("Buyer") and Delta Air Lines, Inc. ("Delta"), Embraer is pleased to present this Financing Term Sheet which describes the general terms and conditions of the financing assistance to be offered [*] . (References to Buyer in this Financing Term Sheet shall be deemed to include Chautauqua).

Embraer will use commercially reasonable efforts to obtain [*] financing for the Delta Aircraft based on the following basic terms and conditions:

AIRCRAFT:                  The Delta Aircraft (i.e. 22 Firm Aircraft and 30
                           Option Aircraft).

AIRCRAFT PRICE:            The Purchase Prices for the Delta Aircraft.

[*]

FINANCING TRANSACTION:     The Delta Aircraft Interim or permanent financing
                           assistance will be provided in the form of [*] financing (the "[*] Financing") and will be provided by Embraer [*] to the benefit of Buyer, which may require the utilization of special purpose corporation(s) and/or trust arrangements, and shall consist of following financial main terms and conditions:

DEBT PROVIDER:             [*] ;

FINANCED AMOUNT:           Up to [*] of the Delta Aircraft Purchase Price, with
                           Buyer to pay no less than [*] itself;

DEBT TENOR:                [*] years, payable in [*] and a maximum average [*]

DEBT RATE:                 [*] as such rate is adjusted on the [*] For reference
                           purposes only, [*] rate as at June 5, 2002 [*]

                           In the event that [*] obtain financing from [*] but in an amount less than [*] of the aircraft purchase price, Embraer agrees that it will provide or cause to be provided from a third party [*] The interest rate for such [*] shall be [*]

                           In the event that Embraer cannot obtain [*] Embraer agrees to [*] Further, such [*] is expressly conditioned upon Buyer's [*] provided that Buyer shall not be [*]

                           [*] are generally offering in the US market for similar regional airlines at the time.

                           Embraer and Buyer agree to jointly work together [*]

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                           Additionally, in the event Buyer arranges sub-debt or
                           market equity (including without limitation a single investor lease) [*] Embraer may provide, [*] on terms and conditions to be further discussed and agreed between Buyer and Embraer. [*]

CONDITIONS PRECEDENT:      (1) Absence of any material adverse change in the
                           business, operations or financial condition of Buyer as proposed by the Buyer business plan as reflected in its S1 filing. The parties specifically agree that the following events in and of themselves shall not constitute material adverse changes in the business, operations or financial condition of Buyer (provided that, for the avoidance of doubt, such events may contribute to a material adverse change) : [*].

                           (2) Absence of litigation by or against Buyer, Delta or any Buyer affiliate, which could be reasonably be expected to have a material adverse effect upon the operations of Buyer; provided that if Buyer continues to make reasonable efforts to resolve the litigation without a material adverse effect and such litigation is resolved within ninety days (in any case, no later than thirty days before the relevant closing), this condition shall only [*].

                           (3) For the Option Aircraft, absence of any material adverse change in the financial/lease markets negatively impacting availability of, access to, or costs of aircraft financing; and for all Aircraft, absence of a disruption in the finance markets that results In banks being permitted or required to close (provided that such condition shall only [*] ).

                           (4) Buyer entering into a code-share agreement with Delta for 22 firm Aircraft and such agreement remaining in full force and effect. With respect to the financing of any Option Aircraft, Buyer shall have entered into an agreement with Delta pursuant to which such Option Aircraft will be operated under such code share agreement or an amendment or modification thereof.

                           (5) No changes or amendments to Section 1110 of the United States Bankruptcy Code as currently legislated and interpreted in a manner that would materially adversely affect the financing parties in a United States aircraft financing, and that has had a materially adverse effect on the aircraft financing market; provided that if such effect [*], this condition shall [*] ends.

                           (6) Buyer shall cooperate with any financing party, or any other participant in the financing structure, and shall provide financial and other information reasonably requested by such participants.

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                           (7) There shall not be a monetary default by Buyer
                           with respect to the pertinent financing parties at the time of financing.

                           (8) Buyer shall waive trial by jury in respect of any claim based upon or arising out of financings and resulting transactions.

                           (9) All payments to be made by the Buyer in favor of the financing parties shall be free and clear of any taxes, levies, duties or other deductions of whatever nature including standard gross up provisions.

                           (10) All legal fees and disbursements, and out-of-pocket expenses of Embraer, the financing parties, or any other financing party associated with this transaction, including but not limited to registration fees/expenses that are customary in aircraft transactions, shall be for the account of Buyer and shall be paid by it on closing, provided that with respect to any Aircraft for which Embraer arranges or provides Interim Financing and permanent financing is subsequently arranged, in the event the total amount of such fees, disbursements and expenses incurred in connection with such Interim Financing and such permanent financing [*], Embraer shall [*].


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